Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long-Term Incentive Plan of Valero GP Holdings, LLC, of our reports dated: (i) February 3, 2006, with respect to the combined financial statements of Valero GP Holdings, LLC, and (ii) March 11, 2004, with respect to the consolidated financial statements of Valero L.P., both included in the Valero GP Holdings, LLC prospectus (No. 333-132917) dated July 14, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
August 31, 2006